KINETICS PORTFOLIOS TRUST
THIRD AMENDMENT TO THE
FUND ADMINISTRATION SERVICING AGREEMENT

THIS THIRD AMENDMENT dated as of this 15th day of December, 2006, to the Fund Administration Servicing Agreement, dated as of January 1, 2002, as amended December 15, 2005 and June 16, 2006, is entered into by and between Kinetics Portfolios Trust, a Delaware business trust (the “Trust”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the Trust and USBFS have entered into a Fund Administration Servicing Agreement dated as of January 1, 2002, as previously amended (the “Agreement”); and

WHEREAS, the Trust and USBFS desire to amend the Agreement; and

WHEREAS, Section 6 of the Agreement allows for its amendment by a written instrument executed by the Trust and USBFS;

NOW, THEREFORE, the Trust and USBFS agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

KINETICS PORTFOLIOS TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Peter B. Doyle	By: /s/ Michael R. McVoy

Name: Peter B. Doyle	Name: Michael R. McVoy

Title: President	Title: Senior Vice President